Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Simcere Pharmaceutical Group:
We consent to the use of our reports dated June 16, 2009, with respect to the consolidated balance sheets of Simcere Pharmaceutical Group as of December 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
Our report dated June 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states Simcere Pharmaceutical Group acquired a controlling financial interest in Wuhu Zhong Ren Pharmaceutical Company Limited (“Wuhu Simcere Zhong Ren”) during 2008 and management excluded from its assessment of the effectiveness of Simcere Pharmaceutical Group’s internal control over financial reporting as of December 31, 2008, Wuhu Simcere Zhong Ren’s internal control over financial reporting associated with total assets of RMB74.1 million and total revenue of RMB2.6 million included in the consolidated financial statements of Simcere Pharmaceutical Group and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Simcere Pharmaceutical Group also excluded an evaluation of the internal control over financial reporting of Wuhu Simcere Zhong Ren.
/s/ KPMG
Hong Kong, China
July 13, 2009